                                                Filed pursuant to Rule 424(b)(3)
                                                Registration Number 333-103293

Prospectus Supplement
(To prospectus supplement dated August 15, 2003, prospectus supplement dated
June 23, 2003 and prospectus dated May 13, 2003)

                                       Pioneer Financial Services, Inc.
                                       25,000,000 Junior Subordinated Debentures
                                       Minimum Investment of $1,000
                                       Rate Supplement

                                                      Interest Paid or Compounded Annually

                                                         Principal Amounts of           Principal Amounts of
                                                          $10,000 - $24,999              $25,000 - $100,000
                            Principal Amounts of            IRA Amounts of                   IRA Amounts
         Term                  $1,000 - $9,999             $1,000 - $9,999               $10,000 - $100,000
-----------------------------------------------------------------------------------------------------------------------
     12-35 months                   1.00%                       1.75%                           2.00%
-----------------------------------------------------------------------------------------------------------------------
     36-59 months                   4.00%                       4.50%                           5.00%
-----------------------------------------------------------------------------------------------------------------------
     60-95 months                   6.00%                       6.50%                           7.00%
-----------------------------------------------------------------------------------------------------------------------
    96-119 months                   8.00%                       8.50%                           9.00%
-----------------------------------------------------------------------------------------------------------------------
      120 months                    8.50%                       9.00%                           9.50%
-----------------------------------------------------------------------------------------------------------------------

Debentures  are  offered  in  principal  amounts  from  $1,000  to  $250,000  in increments of $1,000.  Interest  rates on  debentures  in a principal  amount in excess of $100,000  will be negotiated  on a  case-by-case  basis based upon our financial  requirements,  the term of the  investment  and  prevailing  interest rates.

         Rates are valid from November 1, 2003 until November 30, 2003.

Holders  of  debentures  in a  principal  amount of $10,000 or more may elect to receive monthly interest payments in return for a 1/2% reduction in the interest rate of the debenture.

An offer may only be made by the  prospectus  dated May 13,  2003,  delivered in connection  with this  prospectus  supplement  dated October 30, 2003. See "Risk
Factors"  beginning on page 9 of the prospectus  for certain  factors you should consider before buying the debentures.

You may obtain an additional copy of the prospectus  dated May 13, 2003, free of charge from Pioneer Financial Services, Inc. by calling 800-336-5141.

Debentures  represent unsecured,  subordinated  obligations of Pioneer Financial
Services,  Inc.  and are not  insured  or  guaranteed  by the  FDIC,  any  other governmental or private insurance fund, or any other entity.

                                                    Underwriting Discount and               Proceeds
                              Price to Public               Commission                     to Company
                       --------------------------- --------------------------- -------------------------------
Per Debenture.........              100%                        None                          100%
--------------------------------------------------------------------------------------------------------------
Total.................              100%                        None                     $25,000,000(1)
--------------------------------------------------------------------------------------------------------------

(1) Before deduction of expenses

These  securities  have not been approved or  disapproved  by the Securities and
Exchange  Commission or any state  securities  commission nor has the Securities and  Exchange  Commission  or any state  securities  passed upon the accuracy or adequacy of this prospectus.  Any  representation  of the contrary is a criminal offense.

           The date of this prospectus supplement is October 30, 2003

                        Pioneer Financial Services, Inc.
                        4700 Belleview Avenue, Suite 300
                        Kansas City, Missouri 64112
                        816-756-2020 or 800-336-5141